UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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PRINCIPAL REAL ESTATE INCOME FUND

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March 2024

Dear Shareholder:

Your Fund’s Special Meeting of Shareholders is scheduled for Friday, April 12, 2024. Your Board of Trustees of the Principal Real Estate Income Fund (the “Fund” or “PGZ”) recommends you vote in favor of all proposals on the WHITE proxy card from PGZ.

Vote all WHITE proxy cards you receive from PGZ.	Discard any and all GOLD proxy cards you receive from Saba Capital Management, L.P. (“Saba”).

Why reject Saba and discard the GOLD proxy card?

Saba is a hedge fund that has a history of implementing initiatives that are intended to generate short-term profit. These initiatives can derail a fund's ability to continue to deliver performance for its shareholders who invest in the fund for long-term income and total return. If Saba’s solicitation is successful, it could disrupt your Fund’s operations and it is likely that Saba’s nominees would propose a liquidity event.

What is wrong with Saba’s solicitation effort?

Saba offers no long-term plan for your Fund. Should its efforts succeed, the Board believes that Saba's nominees are likely to propose a liquidity event that could necessitate dramatic negative changes in the Fund's investment approach and could create negative tax implications, which may result in reduced distributions to shareholders like you. In addition, based on the current commercial real estate market and increasing stability with interest rates, the Board believes a liquidity event would likely reduce the Fund's returns to the detriment of our long-term shareholders. The Board strongly believes this is an inopportune time for a liquidity event.

The Board of Trustees of PGZ urges you

NOT to sign any proxy cards from Saba.

Why vote the WHITE proxy card?

The existing Board, including the Fund’s nominees, offers many years of pertinent fund governance experience and a comprehensive perspective on closed-end fund management issues in the commercial mortgage-backed securities and real estate investment trusts markets. Replacing any of the existing Trustees will jeopardize the balance of skills that the overall Board possesses and will likely undermine the performance of the Board and the Fund's management. By contrast, as explained above, Saba's nominees are likely to propose a liquidity event based on prior actions. Given the current market cycle, any liquidity events will significantly impact the Fund and its ongoing viability.

If you already signed and returned a gold proxy card, you have the right as a shareholder of the Fund to change your vote before the meeting takes place. You can do this by signing and returning the WHITE proxy card sent to you by your Fund, which will replace any proxy card you may have previously voted. Regardless of the number of shares you own, it is important that your shares be represented at the meeting by voting your proxy.

Vote using the WHITE proxy card.

Discard any GOLD proxy cards.

If you have any questions, please contact our Proxy Solicitor, EQ Fund Solutions, at 877-536-1555, Monday through Friday between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time.

Thank you for voting.

Sincerely,

Robert McClure

President

Principal Real Estate Income Fund